NINTH AMENDMENT TO LEASE
THIS NINTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of June 28, 2013, by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
R E C I T A L S
A.    Landlord and Tenant entered into that certain Office Lease dated as of July 23, 2009, as amended by that certain First Amendment to Lease dated as of April 13, 2010 (the “First Amendment”), that certain Second Amendment to Lease dated June 16, 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of December 15, 2010 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 10, 2011 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated July 1, 2011 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated September 27, 2011, that certain Seventh Amendment to Lease dated as of July 12, 2012 (the “Seventh Amendment”), and that certain Eighth Amendment to Lease dated as of February 1, 2013 (the “Eighth Amendment”); collectively, the “Lease”), pursuant to which Tenant leases certain premises (the “Premises”) consisting of 74,089 rentable square feet on the sixth (6th), fifteenth (15th) floor and sixteenth (16th) floors of the Building located 2101 Webster Street, Oakland, California (the “2101 Webster Building”), which is part of the office project known as “Center 21” comprised of (i) the 2101 Webster Building, (ii) the building located at 2100 Franklin Street, Oakland, California (the “2100 Franklin Building”; and together with the 2101 Webster Building the “Buildings”), (iii) a subterranean parking garage underneath the Buildings, and (iv) a multi-story parking structure located at 2353 Webster Street (collectively, the “Project”).
B.    Tenant intends to expand the Premises to include certain portions of the seventh (7th) floor of the 2100 Franklin Building, comprised of Suite 700 (consisting of 25,198 rentable square feet) (the “7th Floor Expansion Space”). The Premises have been measured in accordance with the Building Owners and Management Association Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as modified by Landlord for purposes of the Buildings.
C.    Landlord has agreed to the foregoing expansion of the 7th Floor Expansion Space, subject to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):
A G R E E M E N T
1.    Incorporation of Recitals. Recitals A through C above are incorporated herein by reference.
2.    The Expanded Premises. Upon full execution and delivery of this Amendment (the “Expansion Commencement Date”), Landlord shall deliver to Tenant and Tenant shall lease the 7th Floor Expansion Space in addition to the Premises. Accordingly, commencing on the Expansion Commencement Date, and continuing through the New Termination Date of the Extended Term, as defined in the Third Amendment (the “Expansion Space Term”), Tenant shall lease a total of 99,287 rentable square feet, which space shall herein be known and referred to as the “Expanded Premises.” Hereinafter, all references in the Lease to the Premises shall refer to the Expanded Premises.
3.    Monthly Base Rent for the 7th Floor Expansion Space. The parties agree that the Base Rent for the first twelve (12) months of the Expansion Space Term pertaining to the 7th Floor

Expansion Space commencing on August 1, 2013 (the “7th Floor Expansion Space Rent Commencement Date”) shall be $75,594.00 (based on $3.00 per rentable square foot). Thereafter, Base Rent shall be increased annually by 3% per annum throughout the Expansion Space Term.
4.    Base Year; Tenant’s Proportionate Share. Commencing on the 7th Floor Expansion Space Term, and during the Expansion Space Term, as to the 7th Floor Expansion Space, Tenant shall pay Tenant’s Proportionate Share of increases of Operating Costs over the calendar year 2013 (provided that Tenant shall not be required to pay any portion of Tenant’s Proportionate Share of increases for the first twelve months of the 7th Floor Expansion Space Term), which is 11.63% (as to the 7th Floor Expansion Space only), based on 25,198/216,668 (as to the 2100 Franklin Building), and 3.66% (as to the Buildings). Tenant shall continue to pay Tenant’s Proportionate Share as to the remaining Premises pursuant to the terms of the Lease.
5.    Condition of the Expansion Space. Tenant hereby agrees to accept the 7th Floor Expansion Space in their "as-is, where is" condition. Notwithstanding the foregoing, Landlord or its manager shall provide Tenant with a tenant improvement allowance in the amount of $40.000 per square foot totaling $1,007.920.00 for costs relating to the design and construction of interior improvements that will be permanently affixed to the 7th Floor Expansion Space (the “Improvements”) in accordance with the terms of Exhibit “B” attached hereto. Notwithstanding anything to the contrary contained in Exhibit B or the Lease, Tenant agrees that as a condition of the terms of Exhibit “B”, Tenant will restore the 7th Floor Expansion Space prior to termination or earlier expiration of the Extended Term per Exhibit “B” to a “warm lit shell” condition defined as consistent with the layout and standard of the lighting, ceiling, HVAC distribution, sprinklers, fire/life safety devices as the 6th Floor Expansion Space. Said restoration shall also apply to the space on the 6th Floor Expansion Space per Exhibit “A-1” as shown in the areas circled “Restored Said Space” more specifically the area constructed RADIO in the kitchen area as well as the Collaboration area/space. At the time it approves the Preliminary Plans, Landlord must advise Tenant in writing which, if any, of the Improvements must be removed upon the expiration or earlier termination of the Expansion Space Term.
6.    Option to Extend. Provided Tenant is not in Default of any term or condition of the Lease as of the New Termination Date, Tenant shall have the option to renew the term of the Lease as to the entire Premises (as herein expanded) for one (1) additional five (5) year term (“Renewal Term”), on the same terms and conditions of the Lease, except that the Base Rent shall be adjusted to an amount equal to the then prevailing market rental rate for comparable leases for similar projects in Oakland’s Lake Merritt sub-market (but not less than the Base Rent in effect immediately prior to the commencement of the Renewal Term). Such option shall be exercised (if at all) by Tenant giving irrevocable written notice to Landlord at least fifteen (15) months prior to the expiration of the Extended Term. The option shall be personal to the currently named Tenant.
The prevailing market rental rate shall be determined in the following manner:
Prevailing market rental rate shall be determined taking into account all relevant factors, including (to the extent relevant) number of months of free rent, if any (which shall be part of the determination of the rental rate), tenant improvement obligations, moving allowances, and leasing commissions and costs. The term “comparable leases” shall not include leases entered into under special circumstances affecting the economics of the tenancies, including following the exercise of options to lease space at other than then current prevailing market rate, the lease of awkward or unusually shaped space or space without windows or other usual amenities, leases entered into under conditions where the landlord was forced to lease the space by external legal, economic, or other pressures not generally applicable to the market, or the sublease of space by a sublandlord not primarily in the business of leasing space similar to the Premises. Prior to the date which is twelve (12) months before the expiration of the Extended Term, and assuming that Tenant has properly exercised its option to renew, Landlord shall give Tenant notice of Landlord's proposed prevailing market rental value for the Premises. Tenant shall give Landlord written notice within thirty (30) days thereafter as to whether or not Tenant agrees with Landlord's proposed prevailing market rental value. If Tenant disagrees with Landlord's proposed prevailing market rental value, the parties shall negotiate in good faith to resolve their differences for a period of thirty (30) days. Upon the expiration of such thirty day period, if the parties are not in agreement as to such fair market rental value, then either party may initiate appraisal to determine the fair market rental value by giving written notice to the other party, such notice containing the name of an independent real estate broker or a person with an MAI designation with at least ten (10) years of experience in leasing commercial office space in the Oakland Lake Merritt submarket area (a “Qualified Appraiser”) appointed by such initiating party. Within fifteen (15) days thereafter, the party receiving such notice shall appoint its own Qualified Appraiser and give written notice thereof to the initiating party. If the second Qualified Appraiser is not appointed within such fifteen day period, then the Qualified Appraiser selected by the initiating party shall determine the fair market rental value of the Premises, and such appraisal shall be binding upon the parties. If the second Qualified Appraiser is timely appointed, then the two Qualified Appraisers shall confer and attempt to agree on the prevailing market rental value. If the two Qualified Appraisers are unable to agree, but the higher appraisal is no more than five percent (5%) higher than the lower appraisal, then the prevailing market rental value shall be the average of the two appraisals. If the higher appraisal is more than five percent (5%) greater than the lower appraisal, the two Qualified Appraisers shall together, within ten (10) business days, select a third Qualified Appraiser who shall select one of the Qualified Appraisers determined prevailing market rental value, and that determination shall be the prevailing market rental value.
All appraisers shall be members of the MAI and shall have at least ten (10) years' experience appraising similar property in the Oakland Lake Merritt sub-market area. Each party shall bear the cost of the appraiser appointed by such party, and the parties shall share equally in the cost of the third appraiser, if appointed. If the two appraisers initially appointed are unable to agree on a third appraiser, then either party shall have the right to apply to the presiding judge of the Superior Court having jurisdiction over the Premises for the appointment of a third appraiser.
7.    Security Deposit. Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit an additional $300,000.00 towards the Security Deposit. Tenant may elect to deposit an irrevocable letter of credit, subject to the terms of the Lease and substantially in the form of Exhibit F thereto, in lieu of depositing a cash Security Deposit. Landlord shall continue to hold the Security Deposit, as increased herein, pursuant to the terms of the Lease.
8.    Parking. Effective as of the 7th Floor Expansion Rent Commencement Date and continuing throughout the Expansion Term, Tenant shall have the right to rent the additional following parking spaces: Up to twenty-five (25) unreserved parking passes in the Parking Structure at 2353 Webster, and up to two (2) unreserved parking passes in the Underground Parking Garage. Tenant's rental and use of such additional parking passes shall be in accordance with, and subject to, all provisions of the Lease including, without limitation, any increases in payment of the monthly parking rates as specified therein. Bicycle parking is available on the first deck of the 2353 Webster Parking Structure at no cost to Tenant. The parties acknowledge that Landlord currently operates a courtesy shuttle on non-holiday business days between the Parking Structure and the Building, and between the Building and the 19th Street BART Station between 3:30 p.m. and 8:30 p.m. Tenant should direct any questions regarding such shuttle to the Buildings manager.

9.    Signage. At no cost to Tenant, Landlord shall provide Buildings standard signage, including 2100 Franklin Building directory, elevator lobby and suite identification signage for the 7th Floor Expansion Space. In addition, subject to governmental approval and all applicable laws and Landlord’s Rules and Regulations, and so long as Tenant is not in breach of the Lease after receipt of written notice and past any express cure period and remains in occupancy of at least 50,000 rentable square feet in the Building, Tenant shall have the right to erect and maintain exterior Building signage (the “Signage”) identifying the name of the Tenant named in this Lease or any transferee permitted under the terms of the Lease at the location shown on Exhibit “D”. Such right (the “Signage Right”) shall be subject to each of the following provisions:
9.1    The Signage size, color and font, weight and location shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.
9.2    The installation, design and maintenance of the Signage shall comply with all applicable governmental laws and regulations.
9.3    Tenant shall promptly pay all costs relating to the Signage, including costs of design, permits and licenses, installation, electrical and other utility costs and maintenance and repair costs.
9.4    Tenant shall pay the cost of removing the Signage at the expiration or earlier termination of the Term (as it may be extended), including, without limitation, the cost of repairing the Building exterior and bringing such Building exterior to substantially the same condition as prior to the installation of the Signage; subject, however, to reasonable wear and tear.
9.5    Landlord may elect to erect and/or maintain the Signage, provided that the cost of installation or maintenance of the Signage do not exceed those charged by signage contractors for installations and maintenance at Class A buildings in the Oakland Lake Merritt area. \Tenant shall pay for the actual third party costs incurred by Landlord within thirty (30) days after presentation of detailed invoice.
9.6    Without limiting the generality of such obligations, Tenant’s indemnity and insurance obligations set forth elsewhere in the Lease shall apply to the Signage.
9.7    If at any time Tenant or a permitted transferee is occupying less than 50,000 rentable square feet, then at Landlord’s option the Signage Right shall be terminated, and Tenant shall pay the cost of removal and repair as described above.
10.    REIT Representations. Anything contained in the Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rent or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the proposed sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision hereto. Furthermore, the average of the fair market values of the items of personal property that are leased to Tenant under the Lease at the beginning and at the end of any Lease Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of the leased property at the beginning and at the end of such Lease Year (the “Personal Property Limitation”). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the leased property for any Lease Year, Landlord shall notify Tenant, and Tenant either (i) shall purchase at fair market value any personal property anticipated to be in excess of the Personal Property Limitation (“Excess Personal Property”) either from Landlord or a third party or (ii) shall lease the Excess Personal Property from third party. In either case, Tenant’s Rent obligation shall be equitably adjusted. Notwithstanding anything to the contrary set forth above, Tenant shall not be responsible in any way for determining whether Tenant has exceeded or will exceed the Personal Property Limitation and shall not be liable to Landlord or any of its shareholders in the event that the Personal Property Limitation is exceeded, as long as Tenant meets its obligation to acquire or lease any Excess Personal Property as provided above. This section is intended to ensure that the Rent qualifies as “rents from real property,” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent. Tenant agrees, and agrees to use its best effort to cause its Affiliates, to cooperate in good faith with Landlord to ensure that the terms of this Section are satisfied. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, upon request by Landlord to take reasonable action necessary to ensure compliance with all REIT Requirements. If Tenant becomes aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify, or use reasonable efforts to cause its Affiliates to notify Landlord of such noncompliance.
11.    Early Entry. Tenant shall have the right to enter the Premises fourteen (14) days prior to the Commencement Date for the purpose of installing Tenant’s furniture, fixtures and data and telephone cabling. Such early entry for such purposes shall not constitute occupancy for operation of Tenant's business and shall not trigger the Commencement Date. Tenant agrees (i) any such early entry by Tenant shall be at Tenant's sole risk, (ii) Tenant shall comply with and be bound by all provisions of this Lease during the period of any such early entry except for the payment of Rent or other charges and (iii) Tenant and its agents and contractors agree to comply with all applicable laws, regulations, permits and other approvals required to perform its work during the early entry on the Premises.
12.    Brokers. Landlord and Tenant each warrant and represent to the other that other than Jones Lang LaSalle and Colliers International (“Brokers”), it has not employed or dealt with any real estate broker or finder in connection with this Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Amendment. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Brokers occurring by, through, or under the indemnifying party in connection with this Amendment.
13.    Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.
14.    Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.
15.    Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.
--Signatures Next Page--

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.
“Tenant”:

PANDORA MEDIA, INC.,
a Delaware corporation

By:	/s/ Michael S. Herring
Name:	Michael S. Herring
Its:	CFO

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC, a Delaware Limited Liability Company
Its:	General Partner
By:	/s/ Terry Wachsner, Vice President

EXHIBIT A
7TH FLOOR EXPANSION SPACE

BUILDING ATRIUM
NO WORK THIS AREA
NO WORK
THIS AREA
NO WORK
THIS AREA

OPTION E - FINISHES
PANDORA PHASE 2

06/07/13 Scale: 1/8" = 1'-0"

STUDIOS architecture

EXHIBIT A-1
6th FLOOR EXPANSION SPACE

195 Stations

PIVOT
PIVOT INTERIORS
6420 Wilshire Blvd Ste 1250
Los Angeles CA 90048
323 801 2000

Restore
Said space

client name: Pandora	address: 2101 Webster Street	drawn by: CKR	date: 10/23/12
project name: 6th Floor / Resolve	city: Oakland	job number: 128640	scale: 1/32"=1'-0"
C:\Users\crodriguez\Desktop\Pivot Projects\P\Pandora\Pandora Oakland\2101 Webster Street\6th Floor\128640-SP.dwg	drawing: FURNITURE LAYOUT	sheet number: F-1

EXHIBIT B
WORK LETTER

Tenant’s improvement of the 7th Floor Expansion Space shall be governed by the terms of this Work Letter.

1.    Approval Process for Plans.
1.1    Approval of Preliminary Plans. Prior to construction, Tenant shall submit to Landlord preliminary plans and specifications for its improvement of the Premises (the “Preliminary Plans”). The Preliminary Plans shall be prepared by a licensed, qualified architect selected and paid by Tenant who is licensed by the State of California. Said architect shall be approved by Landlord in writing, provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Work Letter, Studios Architects is approved as the architect
1.1.1    Landlord's Response. Within five (5) business days after Landlord's receipt of the Preliminary Plans, Landlord shall notify Tenant in writing of its approval or of any objections thereto. Within five (5) business days after the receipt by Tenant of a timely objection of Landlord, Tenant shall cause the Preliminary Plans to be modified and shall thereafter deliver the modified plans to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Preliminary Plans in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Preliminary Plans have been approved.
1.1.2    Evidence of Approval. Landlord's and Tenant's approval of the Preliminary Plans shall be evidenced by their initialing and dating each page thereof.
1.2    Approval of Permit Drawings. Within ten (10) calendar days following the initialing of the Preliminary Plans by Landlord and Tenant, Tenant shall prepare and deliver to Landlord permit drawings for Tenant’s remodeling (the “Permit Drawings”) for Landlord's approval.
1.2.1    Landlord's Response. Landlord shall approve or disapprove the Permit Drawings within five (5) business days after Landlord's receipt thereof. Landlord's disapproval shall be effected by Landlord's delivery to Tenant, within such five (5) business day period, of a writing setting forth with specificity the reasons for such disapproval. Within five (5) business days of the receipt by Tenant of Landlord's objections, Tenant shall cause the Permit Drawings to be modified and shall deliver the modified Permit Drawings to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Permit Drawings in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Permit Drawings have been approved.
1.2.2    Evidence of Approval. Tenant's and Landlord's approval of the Permit Drawings shall be evidenced by their initialing and dating each page thereof.
1.2.3    Changes to Preliminary Plans. If Tenant makes any subsequent changes or modifications to the approved Preliminary Plans, then Tenant shall submit such changes to Landlord for its approval. Within five (5) business days after receipt of said changes, Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto.

1.3    Limitation on Tenant's Improvements. In no event shall the improvements to be made by Tenant to the Premises exceed the Building's systems limits or capacities, including the limits applicable to plumbing, electrical, HVAC, and load bearing systems.

1.4    Plan Check. Upon Landlord's and Tenant's approval of the Permit Drawings, Tenant shall submit a final version thereof to the City for necessary plan checks and approvals. Any and all plan check corrections shall be made by Tenant.
1.5    Change Orders. In the event Tenant desires to change any item of the Permit Drawings or the Preliminary Plans following approval by Landlord, Tenant, and City, then Tenant shall submit a change order detailing the desired change (the “Change Order Request”) to Landlord for Landlord's approval. Within three (3) business days after receipt of the Change Order Request from Tenant, Landlord shall notify Tenant in writing if Landlord approves or disapproves the Change Order Request, which approval shall not be unreasonably withheld. The latest Permit Drawings and preliminary Plans (including changes thereto pursuant to an approved Change Order Request) as approved by Landlord are herein referred to as the “Approved Plans”.
1.6    Approval of Tenant's Contractors and Subcontractors. Prior to hiring any contractors or subcontractors, or entering into agreements with any of them, Tenant shall deliver to Landlord for Landlord's reasonable approval a list of the contractors and subcontractors Tenant proposes to hire to perform the work in the Premises.. Landlord's approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to withhold approval based on the proposed contractor's or subcontractor's inadequate financial status, reputation for poor quality work, inability or unwillingness to obtain insurance, union/non-union status, or lack of experience with projects like the Project in Oakland , California, taking into account the desirability of maintaining harmonious labor relations in the Building. As a condition to its approval, Landlord may require insurance coverage, regular written progress reports and consultations, and the employment of only union or non-union personnel and subcontractors. In any event, Landlord shall have the right to designate the subcontractors to perform work in the Premises which could reasonably affect the systems (or warranties concerning such systems) of the Building, including but not limited to the elevator (if any), roof, HVAC, fire/life safety, plumbing, exterior, foundation, and load bearing elements provided that the cost of such subcontractor’s services are within the range typically charged by similar subcontractors in the East Bay Region. For the purposes of this Work Letter, Skyline Construction is approved as the general contractor. Tenant is strongly encouraged to utilize responsible contractors as defined from time to time by the California Public Employees’ Retirement System (“CalPERS”) in its Responsible Contractor Program Policy, a copy of which is attached hereto as Exhibit B-1.
1.7    Timely Performance. Tenant agrees to cause any plans, specifications, drawings, schedules and documents to be provided by it hereunder to be prepared promptly and in coordination with the activities of Landlord and its agents. Landlord agrees to timely perform its obligations hereunder at no cost to Tenant. In addition, Landlord will not charge Tenant any supervisory fee. Time is of the essence.
1.8    Exculpation. Landlord's space planner and engineer are independent contractors. Landlord may introduce Tenant to Landlord's space planner as an accommodation to Tenant. Even if the Preliminary Plans, Permit Drawings, and any changes thereto are performed by Landlord's space planner and engineers, and notwithstanding any advice or assistance which may be rendered to Tenant and/or Landlord's space planner and/or engineers by Landlord or employees or affiliates of Landlord or affiliates of Landlord's general partners, Landlord shall not be responsible for any omissions or errors contained therein.
1.9    Quality of Design and Construction. The construction of Tenant’s improvements to the Premises shall be of the highest quality workmanship and standards.
1.10    Payment for Tenant Improvement Work. Tenant shall pay for all hard and soft costs incurred by Tenant in connection with the design and construction by Tenant of the Tenant improvements, including the design and preparation of the Approved Plans, Preliminary Plans and Permit Drawings, including but not limited to (i) revisions thereof as reasonably required for approval by Landlord, Tenant, and/or the City; (ii) all necessary printing and distribution costs required to implement the purposes of this Exhibit “B”, and (iii) the cost of all permits and certificates. Notwithstanding the foregoing, and provided Tenant is not in Default under this Work Letter or the terms of the Lease, Landlord shall provide Tenant with an allowance in an amount not to exceed $1,007,920.00 (based on $40.00 per rentable square foot of the 7th Floor Expansion Space) (the “Allowance”) to be used solely for the hard and soft costs approved by Landlord and incurred by Tenant in connection with improving the 7th Floor Expansion Space. In no event shall the Allowance be used for furniture, fixtures and equipment, or other Personal Property of Tenant. The Allowance shall be paid within thirty (30) days after Landlord’s receipt of the items required by Section 3.1.14 of this Exhibit “B”.
The Allowance will be disbursed by Landlord either to Tenant directly or to Tenant’s general contractor, at Tenant’s option and direction, as follows:
(a) $503,960.00 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 50.00% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and
(b) conditional lien waivers complying with the California Civil Code from Tenant’s Contractor and all subcontractors; and(b) $503,960.00 shall be paid to Tenant within thirty (30) days of Substantial Completion of the Tenant Improvements, and Landlord’s receipt of all items set forth in Section 3.1.13 of this Work Letter.
After the Allowance has been fully disbursed and if the Tenant Improvements are not complete, Tenant will be responsible for any remaining cost of the Tenant Improvements. Any unused or unfunded portion of the Allowance will not be available to Tenant as a credit against the Base Rent or Operating Costs.
2.    Construction.
2.1    Construction by Tenant. The work (“Work”) set forth in the Approved Plans shall be performed in accordance with the following:
2.1.4    Tenant shall diligently prosecute such Work to completion. Tenant shall have the Work performed in such a manner so as not to (a) obstruct the access of any other tenant or occupant in the Project, (b) damage any portion of the Project, including Common Areas, or (c) create dust or dirt in any Common Areas. Tenant shall cause the work areas to be cleaned on a daily basis.
2.1.5    All Work in the Premises shall be performed by Tenant's contractors and subcontractors strictly in accordance with the Approved Plans, the provisions of Title 24 of the California Administrative Code, the Americans with Disabilities Act, and all other applicable Laws, and shall satisfy the requirements of all carriers of insurance on the Premises and the Project, and the Board of Underwriters Fire Rating Bureau or similar organization.
2.1.6    All Work in the Premises shall be performed in accordance with the reasonable rules and regulations of Landlord.
2.1.7    Prior to the commencement of the Work in the Premises, Tenant shall notify Landlord in writing of the anticipated date of the commencement of construction to enable Landlord to post a notice of non-responsibility.
2.1.8    Prior to the commencement of the Work the Premises, Tenant shall furnish a copy of the building permit to Landlord.
2.1.9    Prior to and continuing during the period of Tenant’s access, entry and construction, Tenant's contractors and subcontractors shall procure and maintain property damage and commercial general liability insurance during the period of their performance of labor or the furnishing of materials to the Premises from an insurance company satisfactory to Landlord. Said insurance shall be as shown on Exhibit B-1and shall name Landlord and, at Landlord's request, any lenders of Landlord or any ground lessor, as additional insureds, as their respective interests may appear. Tenant shall also require each contractor and subcontractor employed to perform labor or furnish materials to the Premise to procure and maintain, during the performance of the labor or the furnishing of the materials, a policy of workers' compensation or employer's liability insurance issued by an insurance company reasonably acceptable to Landlord for the protection of the employees of the contractors and subcontractors, including executive, managerial, and supervisorial employees engaged in any Tenant Improvements to be performed in the Premises. Copies of the policies or certificates evidencing the existence and amounts of such insurance, and renewals or binders, shall be delivered to Landlord by Tenant at least ten (10) days prior to (a) the commencement of Tenant Improvements, or (b) the expiration of any such policy, as the case may be.
2.1.10    Landlord shall have no responsibility for the quality or adequacy of any Work performed by Tenant's contractors or subcontractors, whether with respect to labor, material, or otherwise.
2.1.11    Tenant shall be solely responsible for security in the Premises during the period of construction. None of Landlord, Landlord's contractor, or their agents or employees shall have any responsibility whatsoever for the safety of any equipment, tools, materials, fixtures, merchandise, or other personal property located in the Premises during the period of construction except to the extent damage is caused by the gross negligence or willful misconduct of Landlord, Landlord's contractor, or their agents or employees.
2.1.12    The Project and the Premises shall be kept free and clear of any and all mechanics' or similar liens on account of work performed by Tenant, its contractors or subcontractors. If any such liens are filed, Tenant shall post a release bond pursuant to the provisions of the California Civil Code within twenty (20) days following the filing of such lien.
2.1.13     Landlord and Landlord's Lender shall have access to the Premises for purposes of inspection at all times during the period of construction.
2.1.14    Tenant shall reimburse Landlord for any and all expenses incurred by Landlord by reason of faulty Work performed by Tenant or its contractors or subcontractors, damage to the Building or Project caused by Tenant's contractors or subcontractors, or or as a result of their inadequate clean-up, including but not limited to reasonable legal fees and costs incurred in connection with Landlord's enforcement of the provisions of this Subparagraph.
2.1.15    Landlord shall be deemed to be the owner of all of improvements constructed by Tenant pursuant to this Exhibit “B” with the exception of Tenant’s trade fixtures, which shall include, without limitation, furnishing and equipment, any portable free standing partitions and folding partitions.
2.1.16    Within thirty (30) days after Substantial Completion of the Work, Tenant shall deliver to Landlord:
(a)    Reproducible “as-built” plans and specifications for all tenant improvement Work performed by Tenant in the Premises.
(b)    Tenant’s contractor’s completion certificate in form and substance satisfactory to Landlord, and evidence that Tenant’s Work has been performed in accordance with the Approved Plans.
(c)    A copy of a recorded, valid notice of completion.

(d)    Copies of signed-off permits, certificates of occupancy for the Premises, and a stamped set of final approved plans evidencing governmental approval of the completion of Tenant’s Work.
(e)    Properly executed unconditional final lien waivers in form complying with California Civil Code Sections 8132-8138 from all contractors and subcontractors performing any part of Tenant’s Work.
“Tenant”:

PANDORA MEDIA, INC.,
a Delaware corporation

By:	/s/ Michael S. Herring
Name:	Michael S. Herring
Its:	CFO
“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership
By:    CIM/Oakland Office Properties GP, LLC,
its general partner

By:	CIM/Oakland Office Properties GP, LLC, a Delaware Limited Liability Company
Its:	General Partner
By:	/s/ Terry Wachsner, Vice President

EXHIBIT B-1 EXHIBIT B-1

A.    Commercial General Liability insurance (including contractual liability coverage and products/completed operations) on an occurrence basis for bodily injury, death, "broad form" property damage, and personal injury, with coverage limits of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million dollars ($10,000,000) general aggregate for bodily injury and property damage;

B.    Auto liability insurance covering all owned, non-owned and hired vehicles, with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage;

C.    Umbrella liability insurance on an occurrence form, for limits of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence and in the aggregate; and Insurance carriers to be rated A-VII or better by A.M. Best Company.

EXHIBIT B-2
RESPONSIBLE CONTRACTOR PROGRAM POLICY
By executing the Agreement this Responsible Contractor Program Policy is attached to, Contractor hereby certifies that it will comply with the Responsible Contractor Program (the “RCP”) promulgated by the California Public Employees’’ Retirement System (“CalPERS”) and that it is a Responsible Contractor as defined in the RCP, and agrees to provide the Owner and CalPERS with documentation using the forms approved by CalPERS to certify responsible contractor status and to establish compliance with the RCP. Compliance will be reviewed by CalPERS annually.
Fair Wage & Fair Benefits -- Contractor hereby certifies that all subcontractors and employees retained to perform Work or Services under this Agreement will receive a “fair wage” and “fair benefits” pursuant to the RCP. Fair benefits are evidenced by some of the following: employer-paid family health care coverage, pension benefits, apprenticeship programs and benefits paid for comparable work on comparable projects. Fair wage does not require the payment of “prevailing wages,” as defined by government surveys and laws. Instead, fair wage is evidenced by some of the following: local practices with regard to type of trade and type of project, local wage practices and labor market conditions.
Competitive Bidding/Disadvantaged Businesses -- Contractor hereby certifies that all subcontractors retained to perform construction, maintenance or services contracted under this Agreement shall be selected through a competitive bidding and selection process designed to seek bids from a broad spectrum of qualified Service-Disabled Veteran Business Enterprises (“SDV/BE”), Minority/Women Owned Business Enterprises (“MBE/WBE”) and Small Business Enterprises (“SBE”). The competitive bidding process shall include notification and invitations to bid that target responsible contractors, MBE/WBE, SDV/BE and SBE contractors with experience, honesty, integrity, and dependability. A complete copy of the RCP shall be attached to all requests for proposal and invitations to bid. In addition, each bidder shall be asked to complete the Certification of Responsible Contractor Status promulgated by CalPERS (see Appendix 1 to the RCP).
Definitions -- A SBE is defined as a business with 100 or fewer employees and less than $10 million annual average gross receipts over the previous three tax years. A MBE/WBE must be at least 51% owned by a minority or minorities, or a woman or women, who exercise the power to make policy decisions and who are actively involved in the day-to-day management of the business. A SDV/BE must be at least 51% owned by a disabled veteran and a disabled veteran must be involved in the day-to-day management of the business. Contractor shall meet or exceed a goal of 3% SDV/BE participation or make a good-faith effort to achieve such participation.
Local, State and National Laws and Requirements -- Contractor and its subcontractors shall observe all local, state, and national laws (including by way of illustration those pertaining to insurance, withholding taxes, minimum wage, health and occupational safety), and the RCP. Notwithstanding any provisions herein, Contractor shall perform its duties under the Agreement for the benefit of the Owner and CalPERS.

Complete Copy -- A complete copy of the RCP is available upon request from the Owner and at http://www.calpers.ca.gov/eip-docs/investments/policies/inv-asset-classes/real-estate/responsible-contractor.pdf. Related information regarding SBE compliance is available at www.pd.dgs.ca.gov/smbus/default.htm. Related information regarding MBE/WBE compliance is available at www.pd.dgs.ca.gov/smbus/mwbepp.htm. Related information regarding SDV/BE compliance is available at www.calpers.ca.gov/index.jsp?bc=/business/how-to/contact-policies/disabledvet.xml and at www.pd.dgs.ca.gov/dvbe/default.htm. This summary of the RCP shall not, in any way, constitute a substitution for the RCP. The Contractor shall comply with all of the terms contained in the complete copy of the RCP and as it may be updated from time to time by CalPERS.

EXHIBIT D
APPROVED SIGNAGE

52'-6 3/8"
EQ
7'-0"
EQ
PANDORA

5"

A **SIGN ELEVATION** SCALE: 1/8" = 1'-0"

One (1) set of internally illuminated channel letters.

ITEM	DESCRIPTION	VENDOR	SPECIFICATION
Face	Polycarbonate	GE	White Lexan
Face decoration	1st surface vinyl	3M	White #3630-20
Return	5" deep aluminum	Matthews	Blue PMS #________
Retainer	1" aluminum	Matthews	Blue PMS #________
Illumination	LED	GE	White Tetra Max HO, Two rows

A
21st Street
22nd Street
Webster Street

EQ
EQ
PANDORA

A **SIGN LOCATION** NOT TO SCALE

ARROW SIGN COMPANY

1051 46th Avenue
Oakland, Ca 94601
T. 510.533.7693
F. 510.533.0815
www.arrowsigncompany.com

Project
Pandora
2101 Webster Street
Oakland, Ca

Date:
11-29-2012

Sales:
☐ Jack Abele

Design:
☐ Andre C.

File Name/Location:
2012/P/Pandora

Rev.	Date	Description
A	12-10-12	Add vinyl face decoration
B	6-14-13	Update logo
C	7-17-13	Update logo

Customer Approval

This drawing is a representation of colors and may not accurately depict final color of product. Refer to paint swatch or material samples for color reference.

ALL RIGHTS RESERVED
This is an original unpublished drawing prepared for you by Arrow Sign Co. in a sign program designed for your business. It is not to be shown to anyone outside of your organization nor to be reproduced, copied or exhibited in any fashion.

121142 Sheet 1